Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Kanbay International, Inc. 2005 Employee Stock Purchase Plan of our reports dated February 27, 2004, except as to Note 17, as to which the date is June 15, 2004, with respect to the consolidated financial statements and schedule of Kanbay International, Inc. included in its Registration Statement on Form S-1 (No. 333-119986), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois
December 16, 2004